SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                               1934
                        (Amendment No.    )


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                   Delta Natural Gas Company, Inc.
          (Name of Registrant as Specified In Its Charter)


              (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):
[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14-a-6(j)(2)
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     4) Proposed maximum aggregate value of transaction:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:




                       DELTA NATURAL GAS COMPANY, INC.
                           Holders of Common Stock
                            Appointment of Proxy

                   For the Annual Meeting of Shareholders
                 To Be Held November 21, 1996 at 10:00 a.m.
                  at the Principal Office of the Company at
                  3617 Lexington Road, Winchester, Kentucky


The undersigned hereby appoints Harrison D. Peet and Glenn R. Jennings, and either of them with power of substitution, as proxies to vote the shares of Common Stock of the undersigned in Delta Natural Gas Company, Inc. at the
Annual Meeting of its Shareholders to be held November 21, 1996 and at any adjournments thereof, upon all matters that may properly come before the meeting, including the matters identified (and in the manner indicated) on the reverse side of this proxy and described in the proxy statement furnished herewith.


This proxy is solicited on behalf of the Board of Directors, which recommends votes FOR all items. It will be voted as specified. If not specified, the shares represented by this proxy will be voted FOR all items.

 Please sign and date this proxy on the reverse side, and return it promptly in the enclosed envelope.
Indicate your vote by an (X) in the appropriate boxes:

ITEM:

1.   Election of Directors
     Nominees for three year term expiring 1999:

                                        Glenn R. Jennings
                                        Virgil E. Scott
                                        Arthur E. Walker, Jr.

     Nominee for two year term expiring in 1998:

                                        John D. Harrison


     __                  ___                     ___
     FOR all Nominees    WITHHELD all Nominees   FOR all Nominees EXCEPT
                                                 those listed below


                                             _________________________


                                             NUMBER OF SHARES




                                      SIGN EXACTLY AS NAME(S) APPEARS HEREON:

                                      X______________________________________

                                      X______________________________________

                    If joint account, each joint owner must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.

                                      Date ____________________________, 1996





                       Delta Natural Gas Company, Inc.
                            3617 Lexington Road
                         Winchester, Kentucky  40391


           Notice To Common Shareholders Of Annual Meeting To Be Held
                             November 21, 1996




Please take notice that the Annual Meeting of Shareholders of Delta Natural Gas Company, Inc. will be held at the principal office of the Company, 3617 Lexington Road, Winchester, Kentucky, on Thursday, November 21, 1996 at 10:00 a.m. for the purposes of:

1. Electing three Directors for three year terms expiring in 1999 and one Director for a two year term expiring in 1998; and

2.    Acting on such other business as may properly come before the meeting.


Holders of Common Stock of record at the close of business on October 7, 1996 will be entitled to vote at the meeting.



By Order of the Board of Directors

John F. Hall

Vice President - Finance,
Secretary and Treasurer

Winchester, Kentucky
October 13, 1996


To ensure proper representation at the meeting at a minimum of expense, it will be very helpful if you fill out, sign and return the enclosed proxy promptly.


                               Proxy Statement

                       Delta Natural Gas Company, Inc.
                             3617 Lexington Road
                         Winchester, Kentucky  40391

                        Information Concerning Proxy



This solicitation of proxies is made by Delta Natural Gas Company, Inc. ("Delta" or "the Company"), upon the authority of Delta's Board of Directors and the costs associated with this solicitation will be borne by Delta. Management intends to use the mails to solicit all Shareholders and intends first to send this proxy statement and the accompanying form of proxy to Shareholders on or about October 13, 1996. Delta will provide copies of this proxy statement, the accompanying proxy and the Annual Report to brokers, dealers, banks and voting trustees and their nominees for mailing to beneficial owners and upon request therefor will reimburse such record holders for their reasonable expenses in forwarding solicitation materials. In
addition  to  using     the mails, proxies may be  solicited  by  directors,
officers and regular employees of Delta in person or by telephone, but without extra compensation. As part of its duties as registrar and transfer agent, Fifth Third Bank mails Delta's proxy solicitation materials to shareholders. Fees for this service are included in the annual fee paid by Delta to Fifth Third Bank for its services as registrar and transfer agent.
You may revoke your proxy at any time before it is exercised by giving notice to Mr. John F. Hall, Vice President - Finance, Secretary and Treasurer of Delta.


                            Election of Directors


Delta's Board of Directors is classified into three classes, with terms expiring in either 1996, 1997 or 1998.

The terms of three Directors, Glenn R. Jennings, Virgil E. Scott and Arthur E. Walker, Jr. are scheduled to end in 1996. John D. Harrison, Glenn R. Jennings, Virgil E. Scott and Arthur E. Walker, Jr., are nominated as
Directors  for  election  at the Annual Meeting of  Shareholders.   Glenn  R.
Jennings, Virgil E. Scott and Arthur E. Walker, Jr. will hold office until the Annual Meeting in 1999 and until their successors have been elected and
qualified.    John D. Harrison will hold office until the Annual  Meeting  in
1998 and until his successor has been elected and qualified.

If the enclosed proxy is duly executed and received in time for the meeting, and if no contrary specification is made as provided therein, the shares represented by this proxy will be voted for John D. Harrison, Glenn R. Jennings, Virgil E. Scott and Arthur E. Walker, Jr. as Directors of Delta. If one of them should refuse or be unable to serve, the proxy will be voted for such person as shall be designated by the Board of Directors to replace them as a Nominee. Management presently has no knowledge that any of the Nominees will refuse or be unable to serve.

The names of Directors and Nominees and certain information about them are set forth below:

                             Additional Business
Name,  Age  and Position      Experience During     Period  of Service
Held  With  Delta             Last Five  Years           As
                                                      Director

Donald R. Crowe (3) - 62   Senior Analyst,              1966 to present
Director                   Department of Insurance,
                           Commonwealth of Kentucky,
                           Lexington, Kentucky

Jane Hylton Green (2) - 66
                           Retired Vice President -     1976 to present
Director                   Human Resources and
                           Secretary, Delta  and
                           Delta's subsidiaries, Delta
                           Resources, Inc.  ("Resources"),
                           Delgasco, Inc. ("Delgasco"),
                           Deltran, Inc. ("Deltran") and
                           Enpro, Inc. ("Enpro")

Billy  Joe  Hall  (3) - 59 Investment Broker,           1978  to present
Director                   LPL Financial Services
                           (general brokerage
                           services), Mount Sterling,
                           Kentucky

John  D. Harrison - 81     Retired  President,   Power   1950 to 1993
Nominee                    Line Construction Co., Inc.
                           (Utility construction
                           contractor), Stanton,
                           Kentucky; Retired Vice-
                           President and Director and
                           Emeritus Director, Delta;
                           Emeritus Director, Pioneer
                           Federal Savings Bank,
                           Winchester, Kentucky

Glenn R. Jennings (1) - 47 President  and  Chief Execu-  1984 to present
President and Chief        tive Officer and Director,
Executive Officer;         Delta, Resources, Delgasco,
Director                   Deltran and Enpro

Harrison D. Peet (2) - 76  Chairman of the Board,        1950 to present
Chairman of the Board      Resources, Delgasco,
                           Deltran and Enpro

Virgil E. Scott (1) - 75   Retired Vice President        1950 to present
Director                   Administration, Delta and
                           Resources; Retired Director,
                           Resources, Delgasco,
                           Deltran and Enpro

Henry C. Thompson (2) - 74 President, Triple Land       1967 to present
Director                   Company, Inc. (land
                           development and real
                           estate rental); Retired
                           President, Henry Thompson
                           Construction Company, Inc.
                           (land development and
                           commercial real estate
                           rental); both of
                           Nicholasville, Kentucky



Arthur E. Walker, Jr.(1)(4) - 51
Director                   President, The Walker      1981 to present
                           Company (general and
                           highway construction),
                           Mount Sterling, Kentucky


(1)  Term expires November 16, 1996.

(2)  Term expires on date of Annual Meeting of Shareholders in 1997.

(3)  Term expires on date of Annual Meeting of Shareholders in 1998.

(4) On November 8, 1993, Arthur E. Walker, Jr., entered a guilty plea in Montgomery County, Kentucky, District Court to the charge of making a political contribution in the name of another, a misdemeanor under Kentucky Law. The Court fined Mr. Walker $1,000 plus court costs.


                        Committees and Board Meetings

Delta has an Audit Committee comprised of Mrs. Green and Messrs. Scott and Thompson. The Committee, which met one time during fiscal 1996, is empowered to recommend independent auditors to the Board, review audit results and financial statements, review the system of internal control and make reports and recommendations to the Board.

Delta has a Compensation Committee comprised of Messrs. Hall, Scott and Thompson. The Committee, which met one time during fiscal 1996, is empowered to make recommendations to the Board as to the compensation of the Board and Officers and any other personnel matters.

Delta has a Nominating Committee comprised of Messrs. Crowe, Hall and Walker. The Committee, which met one time during fiscal 1996, is empowered to present to the Board names of individuals who would make suitable Directors and to counsel with appropriate Officers of the Company on matters relating to the organization of the Board. The Nominating Committee will consider Nominees recommended by Shareholders, if such nominations are submitted in writing to the attention of Mr. John F. Hall at Delta's corporate office in Winchester, Kentucky.

Delta  has  an  Executive Committee comprised of Messrs. Jennings,  Peet  and
Walker.   The Committee, which did not meet during fiscal 1996, is  empowered to act for and on behalf of the Board of Directors, during the interval between the meetings of the Board of Directors, in the management and direction of the business of the Company.

During  fiscal  1996,  Delta's Board of Directors held  five  meetings.   All
Directors attended 75% or more of the aggregate number of meetings of the Board of Directors and applicable committee meetings.

Until September 1, 1996, each Non-Officer Director (except for the Chairman) received a monthly Directors' fee of $300 plus a fee of $500 for each board and committee meeting attended. Mr. Peet, as Chairman of the Board of
Directors,  was  paid  a  monthly fee of $2,500.   Directors  who  were  also
Officers of the Company received no Directors' fees. Beginning September 1, 1996, each Non-Officer Director (except for the Chairman) receives a monthly Directors' fee of $600 and no additional fees for attending board and committee meetings. Mr. Peet, as Chairman of the Board of Directors, is paid a monthly fee of $3,000. Directors who are also Officers of the Company receive no Directors' fees.



                              Officers of Delta

                                                 Date Began
                                                     in this
Name                 Position(1)         Age      Position(2)

Johnny L. Caudill(3) Vice President -    47      3/1/95
                     Administration and
                     Customer Service

John F. Hall         Vice President -    53      3/1/95
                     Finance, Secretary
                     and Treasurer

Robert C. Hazelrigg  Vice President-     49      5/20/93
                     Public and Consumer
                     Affairs

Alan L. Heath        Vice President -    49      5/21/84
                     Operations and
                     Engineering

Glenn R. Jennings    President and Chief 47      11/17/88
                     Executive Officer


(1)  Each  Officer  is  normally elected to serve  a  one  year  term.   Each
     Officer's current term is scheduled to end on November 21, 1996, the date of the Board of Directors' meeting following the Annual Shareholders' Meeting.
(2) All current Officers except Mr. Caudill have functioned as Officers of Delta for at least five years.
(3) Mr. Caudill was elected an Officer on March 1, 1995. Prior to that, Mr. Caudill held the position of Manager - Customer Service for 2 years and Manager - Distribution for 3 years. Mr. Caudill has been employed by Delta since 1972.




                   Board Compensation Committee Report on
                           Executive Compensation


The  Compensation  Committee  of  the Board  of  Directors  ("Committee")  is
composed  of  three independent, non-employee directors.   The  Committee  is
responsible for developing and making recommendations to the Board with respect to Delta's executive compensation. All decisions by the Committee relating to the compensation of Delta's executive officers, including the Chief Executive Officer, are reviewed and given final approval by the full Board of Directors. During 1996, no decisions of the Committee were modified in any material way or rejected by the full Board.

The goal of the Committee in establishing the compensation for the Company's executive officers is to provide fair and appropriate levels of compensation that will ensure the Company's ability to attract and retain a competent and energetic management team.

Salaries for Delta's officers, including all executive officers and the Chief Executive Officer, are determined in a manner similar to that for all employees, using a pay grade system established with the assistance of a consulting firm. Salary grades are developed for all positions in the Company through the use of external comparisons with other companies and are periodically adjusted for inflation. The salary grades have a minimum and maximum compensation level for each grade. Salary increases for executive officers are established by the Compensation Committee, considering factors which include the overall raises budgeted for the Company, individual performance of the executive officers and their position in their individual pay grades. There is no specific, quantified relationship between corporate performance and individual compensation.

There is no formal bonus plan for executive officers or the Chief Executive Officer. Bonuses have been paid in the past from time to time, at the discretion of the Company, based on the Company's overall performance and the contributions and performances of the individual officers and other employees. There has been no specific, quantified relationship between corporate performance and individual bonuses.

A summary of the compensation awarded to Glenn R. Jennings, President and Chief Executive Officer of the Company, and Alan L. Heath, Vice President Operations and Engineering, is set forth in the "Summary Compensation Table". The compensation paid to Mr. Jennings and Mr. Heath for fiscal 1996 reflects a cash bonus. No bonus was paid for fiscal 1995, and the other components of Mr. Jennings' and Mr. Heath's 1996 salary package are generally consistent with prior years.

The Committee believes Mr. Jennings has positioned the Company well to address a changing business climate, to provide for total shareholder return and to continue the Company's growth.

                     Billy Joe Hall
                     Virgil E. Scott
                     Henry C. Thompson



         Compensation Committee Interlocks and Insider Participation

The Compensation Committee during fiscal year 1996 consisted of Billy Joe Hall, Virgil E. Scott and Henry C. Thompson. Mr. Scott retired in 1986 as the Vice President - Administration of Delta.





                         Summary Compensation Table

The following table sets forth information concerning the compensation of the Company's Chief Executive Officer and Executive Officers whose total annual salary and bonus exceeded $100,000 for the last three fiscal years. No other executive officer of the Company earned compensation in excess of $100,000 for the periods.


                                          Annual
Name and                               Compensation         All Other
Principal Position        Year    Salary        Bonus   Compensation(1)


Glenn R. Jennings      1996     $136,000       $42,900     $24,000
  President and Chief  1995     $136,000       $    --     $24,500
  Executive Officer    1994     $130,000       $34,101     $12,000


Alan L. Heath          1996     $ 88,700       $ 16,776    $   --
  Vice President -     1995     $  85,200      $     --    $   --
  Operations and       1994     $ 81,700       $ 15,336    $   --
  Engineering


(1) During each of the preceding three fiscal years, Delta forgave a portion of the principal amount of a loan made by Delta to Mr. Jennings (see "Certain Relationships and Related Transactions" for a discussion of this loan).


          Comparison of Five Year Cumulative Total Return Among the
                         Company, S & P 500 and
                  Natural Gas Distribution Industry Index

The following graph sets forth a comparison of five year cumulative total return among the common shares of the Company, the S & P 500 Index and the Edward D. Jones & Co. Natural Gas Distribution Industry Index ("Industry Index") for the fiscal years indicated. Information reflected on the graph assumes an investment of $100 on June 30, 1991 in each of the common shares of the Company, the S & P 500 Index and the Industry Index. Cumulative total return assumes reinvestment of dividends. The Industry Index consists of thirty-two natural gas distribution companies chosen by Edward D. Jones & Co. The Company is among the thirty-two companies included in the Industry Index.






                1991   1992    1993   1994    1995    1996

Delta           100    127.1   167.6  188.5   168.9   162.0
S & P 500 Index 100    113.4   128.7  130.6   164.5   207.2
Industry Index  100    119.6   158.2  151.2   156.9   188.5




                  Estimated Annual Benefits Upon Retirement


Delta has a trusteed, non-contributory, defined benefit retirement plan. The following table illustrates the approximate pension benefits payable under the terms of the plan to employees retiring at the normal retirement age of 65 assuming five years' average annual compensation and years of service as indicated:

Average Annual         Estimated Annual Benefits For
Compensation              Years of Service Indicated
(Five Year
Average)                 15         20        25         30         35

$100,000             $ 24,000   $ 32,000   $ 40,000   $ 48,000   $ 56,000
 125,000               30,000     40,000     50,000     60,000     70,000
 150,000               36,000     48,000     60,000     72,000     84,000
 175,000               42,000     46,000     70,000     84,000     98,000
 200,000               48,000     64,000     80,000     96,000    112,000

The plan is available to all employees as they become eligible. The basic retirement benefit is payable for 120 months certain and life thereafter, based upon a formula of 1.6% of the highest five years average monthly salary for each year of service. The compensation used to determine the average monthly salary under the plan includes only base salary of employees (see "Salary" in the "Summary Compensation Table"). An employee may also elect from various joint, survivor, lump sum and annuitant provisions that would change the above amounts. Social Security benefits would be in addition to the amounts received under Delta's pension plan.

Mr.   Jennings  and  Mr.  Heath  have  seventeen  years  and  twelve   years,
respectively, of credited service in the plan.



                   Employment Contract and Termination of
                 Employment and Change in Control Agreement


Delta  entered  into an agreement with Mr. Jennings on  May  31,  1995.   The
agreement provides for Mr. Jennings' employment in his present capacity through November 30, 2000, and such agreement continues on a year-to-year
basis  thereafter.   This  agreement provides  for  the  termination  of  Mr.
Jennings' employment in the event of his death or incapacity or for cause. In addition, Mr. Jennings may terminate his employment following a change in control if he determines in good faith that, due to the change in control, his continued employment is not in Delta's best interests or he is unable to carry out his duties effectively. A change in control is defined as a change in control that would be required to be reported under Regulation 14A of the Securities and Exchange Act of 1934 or an acquisition by any person or entity of twenty percent or more of Delta's issued and outstanding voting Common Stock.

Under the agreement, if Delta terminates Mr. Jennings without cause, or if Mr. Jennings terminates his employment under the agreement following a change in control because he determines in good faith that his continued employment is not in Delta's best interests or that he is unable to carry out his duties effectively, then in any such instance Delta is required to continue to pay Mr. Jennings as severance pay an amount equal to his salary for the number of years remaining under the agreement, but in no event less than three years. Mr. Jennings' current yearly salary is $143,000. In addition, in all such cases the agreement provides for the continuance, at not less than present levels, of Mr. Jennings' employee benefit plans and practices, including the retirement plan, 401-K Plan, stock purchase plan, life and accidental death
and   dismemberment  insurance,  company  furnished  automobile  and  office, vacation plan, and medical, dental, health, and long term disability plans, and the agreement obligates Delta to forgive any unpaid principal outstanding on a loan made to him (see "Certain Relationships and Related Transactions" for a description of this loan).

If, as described above, Mr. Jennings elects under the terms of the agreement to terminate his employment following a change in control, he has, in addition to the rights described in the immediately preceding paragraph, the right to a lump sum payment for all such amounts due to him under the agreement as salary.

Delta also has agreed to indemnify Mr. Jennings for actions taken by him in good faith while performing services for Delta and has agreed to provide liability insurance for lawsuits and to pay legal expenses arising from any such proceedings.

On December 1, 1985, Delta entered into an agreement with Mr. Heath. The terms of the agreement will become effective with a change in control while Mr. Heath is employed by Delta. For the purpose of the agreement, a change in control will be deemed to take place upon the happening of either of the following events: (a) the acquisition by anyone of ten percent of Delta's issued and outstanding voting Common Stock followed by either (i) a change in the majority of the Board of Directors of Delta as it existed on December 1, 1985, as a result of a Shareholders' meeting involving a contest for the election of Directors or (ii) the termination without cause of Harrison D.
Peet as Chairman of the Board of Delta; or (b) the election at any time of two or more Directors whose election is opposed by a majority of Delta's Board of Directors as it existed on December 1, 1985.

The agreement provides that Mr. Heath may continue in the employment of Delta in his customary position for a period of three years immediately following a change in control. During this time he would receive compensation consisting of
(i) a base salary which would be not less than the annual rate in effect on the day before the change in control, with such increase as may thereafter be awarded in accordance with Delta's regular compensation practices; and (ii) incentive and bonus awards not less than the annualized amount of any such awards paid to him for the twelve months ending on the date of a change in control. In addition, his agreement provides for the continuance, at not less than present levels, of employee benefit plans and practices, including the retirement plan, 401-K Plan, stock purchase plan, life and accidental death and dismemberment insurance, company furnished automobile and office, vacation plan and medical, dental, health and long-term disability plans.

Under the agreement, if Mr. Heath is terminated by Delta without cause during the three year period immediately following a change in control, his compensation and benefits and service credits under the employee benefit plans will be continued for the remainder of the period, but in no event for less than two years following termination of employment. The current yearly base salary of Mr. Heath is $93,200. If Mr. Heath determines that in good faith he cannot continue to fulfill his responsibilities as a result of a change in control, then that is to be considered termination without cause. Further, Delta has agreed to indemnify Mr. Heath for actions taken by him in good faith while performing services for Delta and has agreed to provide liability insurance for lawsuits and to pay legal expenses arising from any such proceedings.


                        Security Ownership Of Certain
                    Beneficial Owners and Management (1)

                              Amount and Nature
                                Of Beneficial             Percent Of
Name Of Owner                 Ownership(2)(3)(4)            Stock

Donald R. Crowe                       3,700                   *
                          (1,200 shares jointly owned)

Jane Hylton Green                     6,754
                           (629 shares jointly owned)         *

Billy Joe Hall                        3,399                   *

John D. Harrison                     10,912                   *
                        (10,010 shares jointly owned)

Glenn R. Jennings                     5,511                   *

Harrison D. Peet (5)                 18,456                   *

Virgil E. Scott                      12,442                   *

Henry C. Thompson                     4,275                   *

Arthur E. Walker, Jr. (6)            12,261                   *
                          (4,310 shares jointly owned)


All Directors, Officers              85,833                 4.5%
and Nominees, as a       (16,149 shares jointly owned)
Group (13 persons)

* Less than 1%.

(1) The only class of stock issued and outstanding is Common Stock.

(2) Under the terms of Delta's Employee Stock Purchase Plan, all Officers and employees (with certain limited exceptions) have the right to contribute
    1% of their July 1, 1996 annual salary level on a monthly basis. At the end of fiscal 1997, Delta will issue its Common Stock, based upon 1997 contributions, using an average of the last sale price of Delta's stock as quoted in the National Association of Securities Dealers Automated Quotation National Market System at the close of business for the last five business days in June, 1997, and will match those share so purchased.
    If employees cease to participate in the plan prior to year end, their contributions will be returned with no matching Company portion. The continuation and terms of the plan are subject to approval by Delta's
    Board of Directors on an annual basis. Accordingly, all the persons listed who are Officers (Directors, however, have no rights under this plan, unless they are also Officers) have the right to participate in the Plan in 1997. Stock acquired pursuant to the Plan during fiscal
    1997 will not be issued until July, 1997. Accordingly, ownership figures in the above table do not include shares to be issued under the Plan for fiscal 1997.


(3 The persons listed, unless otherwise indicated in this column, are the sole owners of the reported securities and accordingly exercise both sole voting and sole investment power over the securities.


(4) The figures, which are as of August 1, 1996, are based on information supplied to Delta by its Officers and Directors.


(5) The listed shares include 15,000 shares held by Mr. Peet's wife in a voting trust, which is administered and voted by Mr. Peet.


(6) The listed shares include 3,652 shares held by Mr. Walker as guardian for his children and 658 shares held by his wife.


                           Appointment of Auditors


  The Audit Committee of the Board of Directors of Delta has appointed Arthur Andersen LLP as independent public accountants and auditors in connection with Delta's accounting matters and to make an annual audit of the accounts of Delta and its subsidiary companies for the fiscal year ending June 30, 1997. Arthur Andersen LLP have been auditors for Delta since 1962 and, both by virtue of their long familiarity with Delta's affairs and their ability, are considered to be well qualified to perform this important
  function.   Representatives of  Arthur  Andersen  LLP are expected  to  be present at the Annual Meeting of Shareholders, and they will have an opportunity to make a statement, if they so desire, and will be available to respond to questions.



               Certain Relationships and Related Transactions

Delta has an agreement with Glenn R. Jennings, President and Chief Executive Officer and a Director of Delta, under the terms of which Mr. Jennings received a secured loan of $132,000. The agreement provides that interest is to be paid by Mr. Jennings at the annual rate of 8%, payable monthly, with Delta forgiving $2,000 of the principal amount for each month of service Mr. Jennings completes. The outstanding balance on this loan was $122,000 as of August 31,
1996.   The maximum amount outstanding during  fiscal  1996  was $130,000.



                           Shareholders' Proposals

Proposals of security holders intended to be presented at Delta's 1997 annual meeting must be received by Delta no later than June 16, 1997, in order to be included in Delta's proxy statement and form of proxy related to that meeting.




                            Financial Statements

Delta's 1996 Annual Report to Shareholders containing financial statements will precede or accompany the mailing of this proxy to Common Shareholders.


                                Other Matters

Management is not aware of any other matters to be presented at the meeting of Shareholders to be held on November 21, 1996. However, if any other matters come before the meeting, it is intended that the Holders of proxies solicited hereby will vote such shares thereon in their discretion.

As of the close of business on October 7, 1996, the record date fixed for determination of voting rights, Delta had outstanding 2,319,359 shares of Common Stock, each share having one vote. A majority of the shares entitled to be cast on a matter constitutes a quorum for action on that matter. Once a share is represented for any purpose at the meeting, it will be deemed present for quorum purposes for the remainder of the meeting and any adjournment of the meeting (unless a new record date is set). If a quorum exists, action on a matter (other than the election of Directors) will be approved if the votes cast favoring the action exceed the votes cast opposing the action unless a higher vote is required by law.

Under applicable Kentucky law, each Common Shareholder of Delta is entitled to vote cumulatively for the election of Directors. This means that each Common Shareholder has the right to give one Nominee votes equal to the number of Directors to be elected multiplied by the number of shares of Common Stock the Shareholder owns or to distribute such votes among two or more Nominees as the Shareholder desires. The four nominees for Director receiving the highest number of votes will be elected.

There are no conditions precedent to the exercise of cumulative voting rights.

Shares represented by a limited proxy, such as where a broker may not vote on a particular matter without instructions from the beneficial owner and no instructions have been received (i.e., "broker non-vote"), will be counted to determine the presence of a quorum but will not be deemed present for other purposes and will not be the equivalent of a "no" vote on a proposition. Shares represented by a proxy with instructions to abstain on a matter will be counted in determining whether a quorum is in attendance. An abstention is not the equivalent of a "no" vote on a proposition. Under Kentucky law, there are no appraisal or similar rights of dissenters with respect to any matter to be acted upon at the Shareholders' meeting.

Any stockholder may obtain without charge a copy of Delta's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission for the year ended June 30, 1996, by submitting a request in writing to: John F. Hall, Vice President - Finance, Secretary and Treasurer, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, KY 40391.

The above Notice and Proxy Statement are sent by order of the Board of Directors.

John F. Hall
Vice President - Finance,
Secretary and Treasurer

October 13, 1996






The Company
Delta Natural Gas Company, Inc. ("Delta" or "the Company") is engaged primarily in the distribution, transmission, storage and production of natural gas with its facilities which are located in 17 counties in central and southeastern Kentucky. Delta serves approximately 34,000 residential, commercial, industrial and transportation customers and makes transportation deliveries to several interconnected pipelines.

Unless the context requires otherwise, references to Delta include Delta's wholly-owned subsidiaries, Delta Resources, Inc. ("Resources"), Delgasco, Inc. ("Delgasco"), Deltran, Inc. ("Deltran") and Enpro, Inc. ("Enpro"). Resources buys gas and resells it to industrial customers on Delta's system and to Delta for system supply. Delgasco buys gas and resells it to Resources and to customers not on Delta's system. Deltran operates an underground nataural gas storage field that it leases from Delta.
Enpro owns and operates production properties and undeveloped acreage. Delta and its subsidiaries are under common executive management.

Delta was incorporated under Kentucky law in 1949. Its principal executive offices are located at 3617 Lexington Road, Winchester, Kentucky 40391.
Its telephone number is (606) 744-6171, and its Fax number is (606) 744-6552.



Corporate Mission

Delta will provide competitive, high quality service to its customers; strive for the best achievable customer satisfaction; ensure an optimal work environment for its employees; enhance the quality of its shareholders' investments; and maintain cooperative relationships with governmental officials, regulatory agencies and local community leaders.




To Our Shareholders

The weather this past year was approximately 12% colder than normal weather, as compared with 1995 when the weather was approximately 10% warmer than normal. As a result, sales volumes increased by approximately 980,000 Mcf, or 26%, and earnings per share increased to $1.41, a 36% increase over the previous year.

Delta continued to grow during fiscal 1996 as our number of customers increased by 2.9%. Capital expenditures exceeded $13 million. These expenditures provided expansion of our system to serve these new customers and also allowed for continuing enhancement of our assets.

These expenditures included our continuing effort to develop an underground storage field in Bell County, Kentucky. We continue to inject gas into this field and we anticipate withdrawing gas this coming winter season as needed to meet a portion of our customers' needs. Our capital expenditure plans for fiscal 1997 include a continuance of this development effort.

During July, 1996, we completed the sale of 400,000 shares of common stock and $15 million of debentures. The proceeds were used to repay short-term borrowings, which allows us to utilize our credit line to augment internally-generated cash as we proceed with our capital expenditure plans for 1997.

Our service areas continue to grow and expand. As reflected in our record capital expenditures plan for 1997 of $16.4 million, we are committed to provide for this growth by building gas lines to new construction as well as to existing homes and businesses that convert from other energy sources to clean, efficient natural gas.

All our employees, as well as suppliers and contractors who assist us, are to be congratulated for their efforts in helping to provide gas service to our expanding markets. We plan to continue our aggressive expansion, including the acquisition of other systems where appropriate.

At its meeting on August 21, 1996, Delta's Board of Directors increased the quarterly common stock dividend from $.28 to $.285, which now represents an annualized rate of $1.14 per share.

Thank you for supporting the Company this past year.

Sincerely,



H. D. Peet
Chairman of the Board



Glenn R. Jennings
President & Chief Executive Officer


August 22, 1996


Selected Consolidated Financial Information
For the Years Ended
June 30,                  1996(a)       1995        1994(b)        1993           1992

Summary of
Operations ($)

Operating revenues      36,576,055   31,844,339   34,846,941    31,221,410     29,200,834
Operating income         5,437,055    4,255,088    4,850,673     4,791,816      4,586,323
Net income               2,661,349    1,917,735    2,671,001     2,620,664      2,453,813
Earnings per common
  share                       1.41         1.04         1.50          1.60          1.52
Dividends declared
  per common share            1.12         1.12         1.11          1.09          1.08
Average Number of Common
   Shares Outstanding    1,886,629    1,850,986    1,775,068     1,635,945      1,612,437
Total Assets ($)        81,140,637   65,948,716   61,932,480    55,129,912     50,478,014

Capitalization ($)

Common shareholders' equity 23,628,323   22,511,513   22,164,791    17,501,045     16,227,158
Long-term debt              24,488,916   23,702,200   24,500,000    19,596,401     20,187,826

Notes payable refinanced
subsequent to year end      18,075,000          _           _              _           _

Total capitalization        66,192,239   46,213,713   46,664,791    37,097,446      36,414,984

Short-Term Debt ($) (a)(c)   1,084,800    6,732,700    3,205,000     7,729,000       4,029,000

Other Items ($)
Capital expenditures        13,373,416    8,122,838    7,374,747     6,289,508       5,074,483

Total plant                 98,795,623   84,944,969   77,882,135    71,187,860      66,032,217

(a) During July, 1996, $15,000,000 of debentures and 400,000 shares of common stock were sold, and the proceeds were used to short-term debt and for general corporate purposes. The balance of the note payable at June 30, 1996 ($18,075,000) is included in total capitalization as a result of the subsequent refinancing.

(b) During October 1993, $15,000,000 of debentures and 170,000 shares of common stock were sold, and the proceeds were used to repay short-term debt and to refinance certain long-term debt

(c)  Includes current portion of long-term debt.





Summary Of Operations

Gas Operations and Supply
The Company purchases and produces gas for distribution to its retail customers and also provides transportation service to industrial customers and inter-connected pipelines with its facilities that are located in 17 predominantly rural counties in central and southeastern Kentucky.
The economy of Delta's service area is based principally on coal mining, farming and light industry. The communities in Delta's service area typically contain populations of less than 20,000. The four largest service areas are Corbin, Nicholasville, Middlesboro and Berea, where Delta serves approximately 6,100, 6,000, 3,700 and 3,800 customers, respectively.

Several communities served by Delta continue to expand, resulting in growth opportunities for the Company. Industrial parks have been developed in certain areas and have resulted in new industrial customers, some of whom are on-system transportation customers. As a result of this growth, Delta's total customer count increased by 2.9% in 1996. Currently, over 99% of Delta's customers are residential and commercial. Delta's remaining, light industrial customers purchased approximately 6% of the total volume of gas sold by Delta at retail in 1996.


The Company's revenues are affected by various factors, including rates billed to customers, the cost of natural gas, economic conditions in the areas that the Company serves, weather conditions and competition. Delta competes for customers and sales with alternative sources of energy, including electricity, coal, oil, propane and wood. The Company's marketing subsidiaries, which purchase gas and resell it to various industrial customers and others, also compete for their customers with producers and marketers of natural gas. Gas costs, which the Company is generally able to pass through to customers, may influence customers to conserve, or, in the case of industrial customers, to use alternative energy sources. Also, the potential bypass of Delta's system by industrial customers and others is a competitive concern that Delta has addressed and will continue to address as the need arises.

Delta's retail sales are seasonal and temperature-sensitive as the majority of the gas sold by Delta is used for heating. This seasonality impacts Delta's liquidity position and its management of its working capital requirements during each twelve month period, and changes in the average temperature during the winter months impacts its revenues year-to-year (see Management's Discussion and Analysis of Financial Condition and Results of Operations).

Retail gas sales in 1996 were approximately 4,705,000 thousand cubic feet ("Mcf"), generating approximately $27,810,000 in revenues, as compared to approximately 3,724,000 Mcf and approximately $24,693,000 in revenues for 1995. Heating degree days billed during 1996 were approximately 112% of the thirty year average ("normal") as compared with approximately 90% in 1995. Principally as a result of this colder weather, sales volumes increased by 980,000 Mcf, or 26.3%, in 1996 as compared to 1995.

Delta's transportation of natural gas in 1996 generated revenues of approximately $3,331,000 as compared with approximately $3,049,000 during 1995. Of the total from transportation in 1996, approximately $2,913,000 (2,570,000
Mcf) and $418,000 (1,134,000 Mcf) were earned from transportation for on-system and off-system customers, respectively. Of the total from transportation for 1995, approximately $2,588,000 (2,390,000 Mcf) and $461,000 (1,452,000 Mcf)
were earned from transportation for on-system and off-system customers, respectively.

As an active participant in many areas of the natural gas industry, Delta plans to continue its efforts to expand its gas distribution system. Delta continues to consider acquisitions of other gas systems, some of which are contiguous to its existing service areas, as well as expansion within its existing service areas. The Company also anticipates continuing activity in gas production and transportation and plans to pursue and increase these activities wherever practicable. The Company will continue to consider the construction or acquisition of additional transmission, storage and gathering facilities to provide for increased transportation, enhanced supply and system flexibility.

Some producers in Delta's service area can access certain pipeline delivery systems other than Delta, which provides competition from others for transportation of such gas. Delta will continue its efforts to purchase or transport any natural gas available that is produced in reasonable proximity to its facilities. Delta will continue to maintain an active gas supply management program that emphasizes long-term reliability and the pursuit of cost effective sources of gas for its customers.

Delta receives its gas supply from a combination of interstate and Kentucky sources. The Company intends to maintain an adequate gas supply to provide service to existing and future customers.

Delta's interstate gas supply is transported and stored by Tennessee Gas Pipeline Company ("Tennessee"), Columbia Gas Transmission Corporation ("Columbia") and Columbia Gulf Transmission Company ("Columbia Gulf"). Delta acquires its interstate gas supply from gas marketers. Delta also acquires gas supply from Kentucky producers and suppliers.

During the past few years, the Federal Energy Regulatory Commission ("FERC") restructured interstate natural gas pipeline operations, services and rates. As a result, Delta contracted for transportation and storage services with Tennessee, Columbia and Columbia Gulf and Delta now purchases gas supplies from others. This nation-wide change has resulted in a competitive national market for natural gas supplies as supply and demand determine the availability and prices of natural gas.

Enpro produces oil and gas from leases it owns in southeastern Kentucky. Enpro's natural gas production is purchased by Delta for system supply, and Enpro's remaining proved, developed natural gas reserves are estimated at approximately 4,500,000 Mcf. Delta purchased a total of approximately 205,000 Mcf from those properties in 1996. Enpro also produces oil from certain of these leases, but oil production has not been significant.

Resources and Delgasco purchase gas from various marketers and Kentucky producers. The gas is resold to industrial customers on Delta's system, to Delta for system supply and to others. Delta continues to seek additional new gas supplies from all available sources, including those in the proximity of its facilities in southeastern Kentucky. Also, Resources and Delgasco continue to pursue acquisitions of new gas supplies from Kentucky producers and others.

Delta is presently developing an underground natural gas storage field on Canada Mountain in Bell County, Kentucky, with an estimated eventual working capacity of 4,000,000 Mcf. It is anticipated that this storage capability will permit Delta to purchase and store gas during the non-heating season, and then withdraw and sell the gas during the peak usage winter months. Storage project capital expenditures are estimated at approximately $6 million during fiscal 1997. Delta is currently recovering a return on storage field investments through rates.

REGULATORY MATTERS
Delta is subject to the regulatory authority of the Public
Service Commission of Kentucky ("PSC") with respect to various aspects of Delta's business, including rates and service to retail and transportation customers. The Company monitors the need to file a general rate case as a way to adjust its sales prices. Delta currently has no general rate cases filed with the PSC.

Delta's rates include a Gas Cost Recovery ("GCR") clause, which permits changes in Delta's gas costs to be reflected in the rates charged to customers. The GCR requires Delta to make quarterly filings with the PSC, but such procedure does not require a general rate case. The PSC historically has allowed Delta to recover storage costs in rates through the GCR mechanism or general rate cases.

In addition to PSC regulation, Delta may obtain non-exclusive franchises from the cities and communities in which it operates authorizing it to place its facilities in the streets and public grounds. However, no utility may obtain a franchise until it has obtained from the PSC a Certificate of Convenience and Necessity authorizing it to bid on the franchise. Delta holds franchises in four of the ten cities in which it maintains branch offices and in six other communities it serves. In the other cities or communities, either Delta's franchises have expired, the communities do not have governmental organizations authorized to grant franchises, or the local governments have not required, or do not want to offer, a franchise. Delta attempts to acquire or reacquire franchises whenever feasible.

Without a franchise, a local government could require Delta to cease its occupation of the streets and public grounds or prohibit Delta from extending its facilities into any new area of that city or community. To date, the absence of a franchise has had no adverse effect on Delta's operations.



Gas Storage on Canada Mountain

Delta's storage field on Canada Mountain is northwest of Middlesboro in Bell County. Natural gas is injected into underground storage zones through existing wells. The 12" diameter pipeline to be built will connect to Delta's existing transmission pipelines and will facilitate injections and withdrawals after the field is developed.



CAPITAL EXPENDITURES
Capital expenditures during 1996 were approximately $13.4 million and for 1997 are estimated to be approximately $16.4 million. These include planned expenditures for development of underground natural gas storage, system extensions, computer system upgrades, and the replacement and improvement of existing transmission, distribution, gathering and general facilities.

FINANCING
The Company's capital expenditures and operating cash requirements are met through the use of internally generated funds and a short-term line of credit. The available line of credit at June 30, 1996, was $20 million of which approximately $14.7 million had been borrowed. These short-term borrowings are periodically repaid with long-term debt and equity securities, as was done in July, 1996, when the net proceeds of approximately $20.4 million from the sale of $15 million of debentures and 400,000 shares of common stock were used to repay short-term notes payable and for working capital.

Present plans are to utilize the short-term line of credit to help meet planned capital expenditures and operating cash requirements. The amounts and types of future long-term debt and equity financings will depend upon the Company's capital needs and market conditions.

During 1996 the requirements of the Employee Stock Purchase Plan were met through the issuance of 5,822 shares of common stock resulting in an increase of approximately $99,000 in Delta's common shareholders' equity. The Dividend Reinvestment and Stock Purchase Plan (see Note 3 of the Notes to Consolidated Financial Statements) resulted in the issuance of 28,024 shares of common stock providing an increase of approximately $453,000 in Delta's common shareholders' equity.

COMMON STOCK DIVIDENDS AND PRICES
Delta has paid cash dividends on its common stock each year since 1964.
While it is the intention of the Board of Directors to continue to declare dividends on a quarterly basis, the frequency and amount of future dividends will depend upon the Company's earnings, financial requirements and other relevant factors, including limitations imposed by the indenture for the Debentures. There were 2,382 record holders of Delta's common stock as of August 1, 1996.

Delta's common stock is traded in the National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market System under the symbol DGAS. The accompanying table reflects the high and low sales prices during each quarter as reported by NASDAQ and the quarterly dividends declared per share.


                    Range of Stock Prices($)        Dividends
Quarter                 High      Low             Per Share($)
Fiscal 1996
First                   17 1/4    15 3/4             .28
Second                  18 1/4    15 1/2             .28
Third                   18        16                 .28
Fourth                  16 3/4    15 1/2             .28

Fiscal 1995
First                   20        17 1/2             .28
Second                  18        15 3/4             .28
Third                   18 3/4    16                 .28
Fourth                  18 1/2    16 3/4             .28



Management's Discussion and Analysis
of Financial Condition and Results of Operations

Liquidity and Capital Resources
The Company's utility operations are subject to regulation by the PSC, which approves rates that are intended to permit a specified rate of return on investment. The Company's rate tariffs allow the cost of gas to be passed through to customers.

Delta's business is temperature-sensitive. Accordingly, the Company's operating results in any given period reflect, in addition to other factors, the impact of weather, with colder temperatures resulting in increased sales. The Company anticipates that this sensitivity to seasonal and weather conditions will continue to be so reflected in the Company's operating results in future periods.

Capital expenditures for Delta for fiscal 1997 are expected to be approximately $16,400,000. Delta generates internally only a portion of the cash necessary for its capital expenditure requirements and finances the balance of its capital expenditures on an interim basis through the use of its borrowing capability under its short-term line of credit. The current available line of credit is $20,000,000, of which approximately $18,075,000 was borrowed at June 30, 1996. The line of credit, which is with Bank One, Kentucky, NA, expires during November, 1996. These short-term borrowings are periodically repaid with the net proceeds from the sale of long-term debt and equity securities, as was done in July, 1996 when the net proceeds of approximately $20,400,000 from the sale of $15,000,000 of debentures and 400,000 shares of common stock was used to repay short-term debt and for working capital.

Because of the seasonal nature of Delta's sales, the smallest proportion of cash generated from operations is received during the warmer months when sales volumes decrease considerably. Additionally, most construction activity takes place during the non-heating season because of more favorable weather conditions. Therefore, during the warmer, non-heating months, cash needs for operations and construction are partially met through short-term borrowings.

The primary cash flows during the last three years are  summarized below:

                                      1996         1995        1994
Provided by operating activities   $3,094,809   $6,943,183   $6,172,019
Used in investing activities      (13,373,416)  (8,122,838)  (7,374,747)
Provided by financing activities   10,294,461    1,158,887    1,144,396
Net increase (decrease) in cash
   and cash equivalents               $15,854   $ (20,768)    $ (58,332)



Results of Operations

Operating Revenues
The increase in operating revenues for 1996 of approximately $4,732,000 was due primarily to an increase in retail sales volumes of approximately 980,000 Mcf as a result of the colder winter weather in 1996. Billed degree days were approximately 112% of normal weather for 1996 as compared with approximately 90% for 1995. In addition, on-system transportation volumes for 1996 increased approximately 180,000 Mcf, or 8%. These increases were partially offset by decreases in the cost of gas purchased that were reflected in rates billed to customers through Delta's gas cost recovery clause and by a decrease in off-system transportation volumes of approximately 318,000 Mcf, or 22%, due primarily to reduced deliveries from local producers.

The decrease in operating revenues for 1995 of approximately $3,003,000 was due primarily to a decrease in retail sales volumes of approximately 609,000 Mcf as a result of the warmer winter weather in 1995 (approximately 90% of normal weather compared to approximately 106% for 1994) and an approximate $162,000 (545,000 Mcf) decrease in off-system transportation due to reduced deliveries from some local production. The decrease was partially offset by an increase in on-system transportation of approximately $278,000 due to a 204,000 Mcf increase in volumes transported and by an increase in customers served of approximately 1,100, or 3.5%.

Operating Expenses
The increase in purchased gas expense for 1996 of approximately $1,893,000 was due primarily to the increased gas purchases for retail sales resulting from the colder winter weather during 1996. The increase was partially offset by decreases in the cost of gas purchased for retail sales.

The decrease in purchased gas expense for 1995 of approximately $1,753,000 was due primarily to the decreased retail sales volumes resulting from the warmer winter weather during 1995.

The increase in operation and maintenance expenses during 1996 of approximately $640,000 was due primarily to increases in payroll and related benefit costs.

The decrease in operation and maintenance expenses during 1995 of approximately $380,000 was due primarily to decreases in payroll and related benefit costs.

The increases in depreciation expense during 1996 and 1995 of approximately $327,000 and $206,000, respectively, were due primaraily to additional depreciable plant.

The increases in taxes other than income taxes during 1996 and 1995 of approximately $173,000 and $78,000, respectively, were primarily due to increased property taxes which resulted from increased plant and property valuations, and to increased payroll taxes, which resulted from increased wages.

Changes in income taxes during 1996 and 1995 of approximatly $517,000 and $467,000, respectively, were primarily due to changes in net income.

Interest Charges
The increases in other interest charges during 1996 and 1995 of approximately $448,000 and $176,000, respectively, were due primarily to increased average short-term borrowings and increased average interest rates.




Consolidated Statements of Income

For the Years Ended June 30,               1996           1995           1994
Operating Revenues                      $36,576,055    $31,844,339   $34,846,941
Operating Expenses
Purchased gas                           $17,389,755    $15,497,156   $17,250,556
  Operation and maintenance (Note 1)      8,642,511      8,002,797     8,382,767
  Depreciation and depletion (Note 1)     2,510,952      2,183,558     1,977,868
  Taxes other than income taxes           1,036,282        863,340       875,477
  Income taxes (Note 1)                   1,559,500      1,042,400     1,509,600
      Total operating expenses          $31,139,000    $27,589,251   $29,996,268

Operating Income                        $ 5,437,056    $ 4,255,088   $ 4,850,673
Other Income and Deductions, Net             32,503         50,582        34,987
Income Before Interest Charges          $ 5,469,558    $ 4,305,670   $ 4,885,660
Interest Charges
  Interest on long-term debt            $1,851,768     $ 1,879,442   $ 1,879,526
  Other interest                           867,641         419,693       243,729
  Amortization of debt expense              88,800          88,800        91,404
      Total interest charges            $2,808,209     $ 2,387,935   $ 2,214,659

Net Income                              $2,661,349     $ 1,917,735   $ 2,671,001

Weighted Average Number of
Common Shares Outstanding                1,886,629      1,850,986      1,775,068
Earnings Per Common Share               $     1.41     $     1.04    $      1.50
Dividends Declared Per Common Share     $     1.12     $     1.12    $      1.11


Consolidated Statements of Cash Flows

For the Years Ended June 30,               1996          1995           1994
Cash Flows From Operating Activities:
  Net income                           $ 2,661,349    $ 1,917,735    $2,671,001
  Adjustments to reconcile net
    income to net cash from
    operating activities:
      Depreciation, depletion and
       amortization                      2,663,475      2,272,358     2,069,013
      Deferred income taxes and
       investment tax credits            1,762,500        (77,000)      874,800
      Other - net                          484,474        602,180       446,969
  (Increase) decrease in assets:
      Accounts receivable                 (860,255)      (118,237)      802,197
      Materials and supplies              (124,697)       173,319      (229,275)
      Prepayments                           53,702       (105,903)       25,701
      Other assets                          31,823       (209,225)         (780)
  Increase (decrease) in liabilities:
      Accounts payable                     871,207       (178,609)      513,265
      Refunds due customers               (456,283)        83,572       358,270
      Accrued taxes                       (270,394)       (72,210)      (34,543)
      Other current liabilities             56,951         69,742        38,675
      (Deferred) advance recovery
       of gas cost                      (3,788,143)     2,583,128    (1,372,030)
      Advances for construction and
        other                                9,100          2,333         8,756

           Net cash provided by
             operating activities       $3,094,809    $ 6,943,183     $6,172,019

Cash Flows From Investing Activities:
  Capital expenditures                $(13,373,416)  $(8,122,838)   $(7,374,747)
  Net cash used in investing
    activities                        $(13,373,416)  $(8,122,838)   $(7,374,747)
Cash Flows From Financing
   Activities: (Note 5)
  Dividends on common stock           $ (2,113,414)  $(2,073,374)   $(1,972,368)
  Issuance of common stock, net            568,875       502,361      3,965,113
  Issuance of debentures, net                 _             _        14,246,937
  Repayment of long-term debt             (561,000)     (240,100)   (11,330,286)
  Issuance of notes payable             25,955,000    19,495,000     20,180,000
  Repayment of notes payable           (13,555,000)  (16,525,000)   (23,945,000)

          Net cash provided by
            financing activities      $ 10,294,461  $  1,158,887    $ 1,144,396
Net Increase (Decrease) in Cash
  and Cash Equivalents                $     15,854  $    (20,768)   $   (58,332)
Cash and Cash Equivalents,
  Beginning of Year                        135,779       156,547        214,879
Cash and Cash Equivalents,
  End of Year                         $    151,633  $    135,779    $   156,547


Supplemental Disclosures of Cash Flow Information:

  Cash paid during the year for:
      Interest                        $ 2,491,091    $ 2,253,472    $ 2,141,705
      Income taxes                    $   193,560    $ 1,264,942    $   715,000


Consolidated Balance Sheets

As of June 30,                           1996                  1995
Assets
  Gas Utility Plant, at cost             $98,795,623           $84,944,969
      Less - Accumulated provision
      for depreciation                   (26,749,774)          (24,588,203)
      Net gas plant                      $72,045,849           $60,356,766
  Current Assets
      Cash and cash equivalents          $   151,633           $   135,779
      Accounts receivable, less
       accumulated provisions for
       doubtful accounts of $105,756
       and $81,608 in 1996 and 1995,
       respectively                        2,096,454             1,236,199
      Gas in storage, at average cost        427,164               490,710
      Deferred gas costs (Note 1)          2,676,357                  _
      Materials and supplies, at
       first-in, first-out cost              652,139               527,442
      Prepayments                            369,544               423,246
      Total current assets               $ 6,373,291           $ 2,813,376
  Other Assets
      Cash surrender value of
       officers' life insurance
      (face amount of $1,036,009
       and $1,044,355 in 1996 and
       1995, respectively)               $   304,339           $   293,116
      Note receivable from officer           126,000               130,000
      Unamortized debt expense and
       other (Note 5)                      2,291,158             2,355,458
      Total other assets                 $2,721,497            $ 2,778,574
      Total assets                       $81,140,637           $65,948,716

Liabilities and Shareholders' Equity
  Capitalization (See Consolidated
    Statements of Capitalization)
      Common shareholders' equity        $23,628,323           $22,511,513
      Long-term debt (Notes 5 and 6)      24,488,916            23,702,200
      Notes payable refinanced
       subsequent to yearend (Note 4)     18,075,000                 _
      Total capitalization               $66,192,239           $46,213,713
  Current Liabilities
      Notes payable (Note 4)             $     _               $ 5,675,000
      Current portion of long-term
       debt (Notes 5 and 6)                1,084,800             1,057,700
      Accounts payable                     2,826,438             1,955,231
      Accrued taxes                           93,554               363,948
      Refunds due customers                   23,354               479,637
      Advance recovery of gas cost              _                1,111,786
      Customers' deposits                    304,246               331,708
      Accrued interest on debt               637,596               473,001
      Accrued vacation                       485,847               454,728
      Other accrued liabilities              238,571               349,872
      Total current liabilities          $ 5,694,406           $12,252,611
  Deferred Credits and Other
      Deferred income taxes              $ 7,318,500           $ 5,510,400
      Investment tax credits                 779,400               850,400
      Regulatory liability (Note 1)          938,300               912,900
      Advances for construction and other    217,792               208,692
      Total deferred credits and other   $ 9,253,992           $ 7,482,392
  Commitments and Contingencies (Note 7)
      Total liabilities and share-
       holders' equity                   $81,140,637           $65,948,716



Consolidated Statements of Changes in Shareholders' Equity

For the Years Ended June 30,                1996        1995          1994
Common Shares
  Balance, beginning of year            $1,868,734   $1,839,340   $ 1,648,485
  $1.00 par value of 34,846,
   29,394 and 190,855 shares issued
   in 1996, 1995 and 1994, respectively
  Public issuance of common shares             _            _         170,000
  Dividend reinvestment and stock
    purchase plan                           28,024       25,802        15,355
  Employee stock purchase plan and
    other                                    6,822        3,592         5,500
  Balance, end of year                  $1,903,580   $1,868,734   $ 1,839,340
Premium on Common Shares
  Balance, beginning of year           $20,022,643  $19,532,909   $15,562,427
Premium on issuance of common shares-
Public issuance of common shares             _           _          3,570,000
Dividend reinvestment and stock
  purchase plan                            440,621      425,357       293,782
Employee stock purchase plan and
  other                                    108,868       64,377       106,700
Balance, end of year                   $20,572,132  $20,022,643   $19,532,909
Capital Stock Expense
  Balance, beginning of year           $(1,604,792) $(1,588,025)  $(1,391,801)
  Issuance of common shares                (15,460)     (16,767)     (196,224)
  Balance, end of year                 $(1,620,252) $(1,604,792)  $(1,588,025)
Retained Earnings
  Balance, beginning of year           $ 2,224,928  $ 2,380,567   $ 1,681,934
            Net income                   2,661,349    1,917,735     2,671,001
  Cash dividends declared on
    common shares (See
    Consolidated Statements
    of Income for rates)               (2,113,414)  (2,073,374)    (1,972,368)
  Balance, end of year                 $2,772,863  $ 2,224,928    $ 2,380,567


Consolidated Statements of Capitalization

As of June 30,                              1996           1995
Common Shareholders' Equity
  Common shares, par value $1.00
     per share (Notes 2 and 3)
  Authorized - 6,000,000 shares
  Issued and outstanding - 1,903,580
    and 1,868,734 shares in
    1996 and 1995, respectively          $ 1,903,580       $ 1,868,734
  Premium on common shares                20,572,132        20,022,643
  Capital stock expense                   (1,620,252)       (1,604,792)
  Retained earnings (Note 5)               2,772,863         2,224,928
  Total common shareholders' equity      $23,628,323       $22,511,513
Long-Term Debt (Notes 5 and 6)
  Debentures, 6 5/8%, due 2023           $14,000,000       $14,561,000
  Debentures, 9%, due 2011                10,000,000        10,000,000
  Promissory note from acquisition
    of underground storage,
    non-interest bearing, due
    through 2001 (less $398,419
    unamortized discount)                  1,401,581              _
  Other                                      172,135           198,900
Total long-term debt                     $25,573,716       $24,759,900
  Less - Amounts due within
    one year, included in
    current liabilities                   (1,084,800)      (1,057,700)
        Net long-term debt               $24,488,916      $23,702,200


 Notes payable refinanced subsequent
     to yearend (Note 4)                 $18,075,000      $      _
  Total capitalization                   $66,192,239      $46,213,713




Notes to Consolidated Financial Statements

(1) Summary of Significant Accounting Policies:

(a) Principles of Consolidation     Delta Natural Gas Company, Inc. ("Delta" or
"the Company") has four wholly-owned subsidiaries. Delta Resources, Inc. ("Resources") buys gas and resells it to industrial customers on Delta's system and to Delta for system supply. Delgasco, Inc. buys gas and resells it to Resources and to customers not on Delta's system. Deltran, Inc. operates underground natural gas storage facilities that it leases from Delta. Enpro, Inc. owns and operates production properties. All subsidiaries of Delta are included in the consolidated financial statements. Intercompany balances and transactions have been eliminated.

(b) Cash Equivalents     For the purposes of the Consolidated Statements of Cash
Flows, all temporary cash investments with a maturity of three months or less at the date of purchase are considered cash equivalents.

(c) Depreciation     The Company determines its provision for depreciation using the straight-line method and by the application of rates to various classes of utility plant. The rates are based upon the estimated service lives of the properties and were equivalent to composite rates of 2.9%, 2.8%, and 2.7% of average depreciable plant for 1996, 1995 and 1994, respectively.

(d) Maintenance     All expenditures for maintenance and repairs of units of
property are charged to the appropriate maintenance expense accounts. A betterment or replacement of a unit of property is accounted for as an addition and retirement of utility plant. At the time of such a retirement, the accumulated provision for depreciation is charged with the original cost of the property retired and also for the net cost of removal.

(e) Gas Cost Recovery     Delta has a Gas Cost Recovery ("GCR") clause which
provides for a dollar-tracker that matches revenues and gas costs and provides eventual dollar-for-dollar recovery of all gas costs incurred. The Company expenses gas costs based on the amount of gas costs recovered through revenue. Any differences between actual gas costs and those estimated costs billed are deferred and reflected in the computation of future billings to customers using the GCR mechanism.

(f) Revenue Recognition     The Company records revenues as billed to its
customers on a monthly meter reading cycle. At the end of each month, gas service which has been rendered from the latest date of each cycle meter reading to the month-end is unbilled.

(g) Revenues and Customer Receivables      The Company supplies natural gas to
approximately 34,000 customers in central and southeastern Kentucky. Revenues and customer receivables arise primarily from sales of natural gas to customers and from transportation services for others. Provisions for doubtful accounts are recorded to reflect the expected net realizable value of accounts receivable.

(h) Use of Estimates      The preparation of financial statements in conformity
with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(I) Long-lived assets    In March 1995, the Financial Accounting Standards Board
issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS No. 121"), effective for fiscal years beginning after December 15, 1995. The Company plans to adopt the provisions of SFAS No. 121 in the first quarter of 1997. The new standard requires that long-lived assets and certain identified intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing such impairment reviews, companies will be required to estimate the sum of future cash flows from an asset and compare such amount to the asset's carrying amount. Any excess of carrying amount over expected cash flows will result in a possible write-down of an asset to its fair value. Based on current operating conditions, legal requirements and regulatory environment, the Company does not expect adoption of SFAS No. 121 to have a material adverse impact on its financial position or results of operations.

(J) Income Taxes        The Company provides for income taxes on temporary
differences resulting from the use of alternative methods of income and expense recognition for financial and tax reporting purposes. The differences result primarily from the use of accelerated tax depreciation methods for certain properties versus the straight-line depreciation method for financial purposes, differences in recognition of purchased gas cost recoveries and certain other accruals which are not currently deductible for income tax purposes. Investment tax credits were deferred for certain periods prior to fiscal 1987 and are being amortized to income over the estimated useful lives of the applicable properties. The Company utilizes the liability method for accounting for income taxes, which requires that deffered income tax assets and liabilities are computed using tax rates that will be in effect when the book and tax temporary differences reverse. The change in tax rates applied to accumulated deferred income taxes may not be immediately recognized in operating results because of ratemaking treatment. A regulatory liability has been established to recognize the future revenue requirement impact from these deferred taxes.
The temporary differences which gave rise to the net accumulated deferred income tax liability for the periods are as follows:


                                           1996                1995
Deferred Tax Liabilities
  Accelerated depreciation            $8,091,500           $7,186,700
  Deferred gas cost                    1,055,700                 _
  Debt expense                           399,200              413,500
  Other                                  252,900              178,900
          Total                       $9,799,300           $7,779,100
Deferred Tax Assets
  Unamortized investment tax credits    $307,400           $  335,400
  Regulatory liabilities                 370,000              360,100
  Alternative minimum tax credits      1,305,600              724,300
  Deferred gas cost                        _                  438,500
  Other                                  497,800              410,400
        Total                         $2,480,800           $2,268,700
           Net accumulated deferred
             income tax liability     $7,318,500           $5,510,400



The components of the income tax provision are comprised of the following for the years ended June 30:

                                           1996       1995        1994
Components of income tax expense:
  Payable currently:
          Federal                      $  52,100   $  453,900    $  306,300
          State                         (255,100)     194,500       100,800
                    Total              $(203,000)  $  648,400    $  407,100
  Deferred                             1,762,500      394,000     1,102,500
          Income tax expense          $1,559,500   $1,042,400    $1,509,600



Reconciliation of the statutory federal income tax rate to the effective income tax rate is shown in the table below:

                                             1996       1995        1994
Statutory federal income tax rate            34.0%      34.0%       34.0%
State income taxes net of federal benefit     5.2        5.2         5.2
Amortization of investment tax credit        (1.7)      (2.4)       (1.8)
Other differences - net                        _         (.9)        (.9)
     Effective income tax rate               37.5%      35.9%       36.5%


(2) Employee Benefit Plans:

(a) Defined Benefit Retirement Plan Delta has a trusteed, noncontributory, defined benefit pension plan covering all eligible employees. Retirement income is based on the number of years of service and annual rates of compensation. The Company makes annual contributions equal to the amounts necessary to fund the plan adequately. The funded status of the pension plan at March 31, the plan year end, and the amounts recognized in the Company's consolidated balance sheets at June 30 were as follows:

                                            1996          1995            1994
Plan assets at fair value             $6,058,458     $5,358,108     $ 5,251,296
Actuarial present value of
  benefit obligation:
    Vested benefits                   $2,789,736     $3,605,363     $ 4,114,517
    Non-vested benefit                     9,346         21,742          30,562
    Accumulated benefit obligation    $2,799,082     $3,627,105     $ 4,145,079
Additional amounts related
  to projected salary increases        2,811,907      1,638,014       1,734,413
  Total projected benefit obligation $5,610,989 $5,265,119 $ 5,879,492 Plan assets in excess of
  (less than) projected benefit
  obligation                          $  447,469     $   92,989     $ (628,196)
Unrecognized net assets at date
  of initial application being
  amortized over 15 years               (254,365)      (296,759)      (339,153)
Unrecognized net (gain) loss             (13,481)       286,557        950,735
  Accrued pension asset (liability)     $179,623      $  82,787      $ (16,614)



                                                  1996      1995      1994
Service cost for benefits earned
  during the year                              $382,751   $432,546  $455,097
Interest cost on projected
  benefit obligation                            356,897    382,167   357,372
Actual return on plan assets                   (886,211)  (623,972)  (45,100)
Net amortization and deferral                   444,044    185,660  (353,530)
       Net periodic pension cost               $297,481   $376,401  $413,839



Delta Natural Gas Company, Inc. and Subsidiary Companies

The weighted average discount rates and the assumed rates of increase in future compensation levels used in determining the actuarial present values of the
projected benefit obligation at June 30, 1996, 1995 and 1994 were 7.0%,    7.0%,
and 6.5%, respectively (discount rates), and 4% (rates of increase). The expected long-term rates of return on plan assets were 8%. SFAS
  No. 106, "Employers' Accounting for Post-Retirement Benefits", and
SFAS No. 112, "Employers' Accounting for Post-Employment Benefits", do not affect the Company, as Delta does not provide benefits for post-retirement or post-employment other than the pension plan for retired employees.
(b) Employee Savings Plan The Company has an Employee Savings Plan ("Savings Plan") under which eligible employees may elect to contribute any whole percentage between 2% and 15% of their annual compensation. The Company will match 50% of the employee's contribution up to a maximum Company contribution of 2% of the employee's annual compensation through June 30, 1996. The maximum Company contribution was increased to 2.5% effective
July 1, 1996. For 1996, 1995 and 1994, Delta's Savings Plan expense was approximately $111,000, $112,000 and $107,000, respectively.
(c) Employee Stock Purchase Plan  The Company has an Employee Stock
Purchase Plan ("Stock Plan") under which qualified permanent employees are eligible to participate. Under the terms of the Stock Plan, such employees can contribute on a monthly basis 1% of their annual salary level (as of July 1 of each year) to be used to purchase Delta's common stock. The Company issues Delta common stock, based upon the fiscal year contributions, using an average of the last sale price of Delta's stock as quoted in NASDAQ's National Market System at the close of business for the last five business days in June and matches those shares so purchased. Therefore, stock equivalent to approximately $100,900 was issued in July, 1996. The continuation and terms of the Stock Plan are subject to approval by Delta's Board of Directors on an annual basis. Delta's Board has continued the Stock Plan through June 30, 1997.

(3) Dividend Reinvestment and Stock Purchase Plan:
The Company's Dividend Reinvestment and Stock Purchase Plan (Reinvestment Plan) provides that shareholders of record can reinvest dividends and also make limited additional investments of up to $50,000 per year in shares of common stock of the Company. Shares purchased under the Reinvestment Plan are authorized but unissued shares of common stock of the Company, and 28,024 shares were issued in 1996. Delta reserved 200,000 shares under the Reinvestment Plan in December, 1994, and, as of June 30, 1995 there were 154,791 shares still available for issuance.

(4) Notes Payable and Line of Credit:
Substantially all of the cash balances of Delta are maintained to compensate the respective banks for banking services and to obtain lines of credit; however, no specific amounts have been designated as compensating balances, and Delta has the right of withdrawal of such funds. At June 30, 1996, the available line of credit was $20,000,000, ($15,000,000 at June 30, 1995) of which $18,075,000 and
$5,675,000 had been borrowed at an interest rate of 6.285%, and 6.935% for 1996 and 1995, respectively. The maximum amount borrowed during 1996 and 1995 was $18,075,000 and $8,430,000, respectively. The interest on this line is, at the option of Delta, either at the daily prime rate or is based upon certificate of deposit rates. The current line of credit expires on November 15, 1996.
These short-term borrowings were repaid in July, 1996, with net proceeds of approximately $20,400,000 from the sale of $15 million of debentures and 400,000 shares of common stock.

(5) Long-Term Debt:
On July 19, 1996, Delta issued $15,000,000 of 8.3% Debentures that mature in July, 2026. Redemption on behalf of deceased holders within 60 days of notice of up to $25,000 per holder will be made annually, subject to an annual aggregate limitation of $500,000. The 8.3% Debentures can be redeemed by the Company beginning in August, 2001 at a 5% premium, such premium declining ratably until it ceases in August, 2006. Restrictions under the indenture agreement covering the 8.3% Debentures include, among other things, a restriction whereby dividend payments cannot be made unless consolidated shareholders' equity of the company exceeds $18,000,000. No retained earnings are restricted under the provisions of the indenture.

On October 18, 1993, Delta issued $15,000,000 of 6 5/8% Debentures that mature in October, 2023. Each holder may require redemption of up to $25,000 annually, subject to an annual aggregate limitation of $500,000. Such redemption will also be made on behalf of deceased holders within 60 days of notice, subject to the annual aggregate $500,000 limitation. The 6 5/8% Debentures can be redeemed by the Company beginning in October, 1998 at a 5% premium, such premium declining ratably until it ceases in October, 2003.

On May 1, 1991, Delta issued $10,000,000 of 9% Debentures that mature in
April, 2011. Each holder may require redemption of up to $25,000 of the 9% Debentures annually, subject to an annual aggregate limitation of $500,000. Such redemption will also be made on behalf of deceased holders within 60 days of notice, subject to the annual aggregate $500,000 limitation. The 9% Debentures can be redeemed by the Company beginning in April, 1996 at a 5% premium, such premium declining ratably until it ceases in April, 2001. The Company may not assume any additional mortgage indebtedness in excess of $1 million without effectively securing the 9% Debentures equally to such additional indebtedness.

Debt issuance expenses are deferred and amortized over the terms of the related debt. Call premium in 1994 of approximately $475,000 was deferred and is being amortized over the term of the related debt consistent with regulatory treatment.

A non-interest bearing promissory note was issued by Delta on November 10,
1995 in the amount of $1,800,000, payable in installments of 400,000 in 1998, $700,000 in 2000 and $700,000 in 2002. The note was issued when Delta purchased leases and depleted gas wells to develop them for the underground storage of natural gas.  Delta secured the promissory note by escrow of 102,858
shares of Delta's common stock.   These shares will be issued to the holder of
the promissory note  only in the event of default in payment by Delta.

This underground natural gas storage field located on Canada Mountain in Bell County, Kentucky will have an estimated working capacity of 4,000,000 Mcf. It is anticipated that this storage capability will permit Delta to purchase and store gas during the non-heating season, and then withdraw and sell the gas during the peak usage winter months. Storage project capital expenditures are estimated at approximately $6 million during fiscal 1997. Delta is currently recovering on storage field investments through rates.

Other long-term debt requires principal payments of approximately $85,000 in 1997 and $67,000 in 1998.

(6) Fair Values of Financial Instruments:
The fair value of the Company's debentures is estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. The fair value of the Company's debentures at June 30, 1996 is estimated to be $22,073,000. The carrying amount in the accompanying consolidated financial statements is $24,000,000.
The carrying amounts of the Company's other financial instruments including cash equivalents, accounts receivable, notes receivable, accounts payable, and the non-interest bearing promissory note approximate their fair value.

(7) Commitments and Contingencies:
The Company has entered into individual employment agreements with its five officers. The agreements expire or may be terminated at various times. The agreements provide for continuing monthly payments or lump sum payments and continuation of certain benefits over varying periods in the event employment is altered or terminated following certain changes in ownership of the Company.

(8) Rates:
Reference is made to "Regulatory Matters" herein with respect to rate matters.

(9) Quarterly Financial Data (Unaudited):
The quarterly data reflects, in the opinion of management, all normal recurring adjustments necessary to present fairly the results



                                                           Earnings
                                 Operating       Net       (Loss) per
                    Operating     Income        Income      Common
Quarter Ended       Revenues       (Loss)       (Loss)     Share (a)

Fiscal 1996
September 30      $ 3,774,849  $  (147,522)  $ (760,662)   $  (.41)
December 31         8,406,787    1,331,803      649,089        .34
March 31           16,023,581    3,421,608    2,725,444       1.44
June 30             8,370,838      831,166       47,478        .03

Fiscal 1995
September 30      $ 3,634,262   $  (45,141)  $ (633,058)   $  (.34)
December 31         7,131,698      822,241      228,119        .12
March 31           14,903,281    2,842,418    2,255,994       1.22
June 30             6,175,098      635,570       66,680        .04


Report of Independent Public Accountants

To the Board of Directors and Shareholders of Delta Natural Gas Company, Inc.:
We have audited the accompanying consolidated balance sheets and statements of capitalization of Delta Natural Gas Company, Inc. (a Kentucky corporation) and subsidiary companies as of June 30, 1996 and 1995, and the related consolidated statements of income, cash flows and changes in shareholders' equity for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Delta Natural Gas Company, Inc. and subsidiary companies as of June 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles.





Arthur Andersen LLP

Louisville, Kentucky
August 16, 1996




Management Report

Management is responsible for the preparation, presentation and integrity of the financial statements and other financial information in this report. In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from these estimates.

The Company maintains a system of accounting and internal controls which management believes provides reasonable assurance that the accounting records are reliable for purposes of preparing financial statements and that the assets are properly accounted for and protected.

The Board of Directors pursues its oversight role for these financial statements through its Audit Committee which consists of three outside directors. The Audit Committee meets periodically with management to review the work and monitor the discharge of their responsibilities. The Audit Committee also meets periodically with the Company's internal auditor as well as Arthur Andersen LLP, the independent auditors, who have full and free access to the Audit Committee, with or without management present, to discuss internal accounting control, auditing and financial reporting matters.




Consolidated Statistics

For the Years Ended June 30,     1996     1995     1994     1993     1992
Retail Customers Served,
  End of Period
    Residential                 29,840   29,029   27,939   27,293   26,488
    Commercial                   4,453    4,287    4,242    4,093    4,035
    Industrial                      75       72       76       75       66
          Total                 34,368   33,388   32,257   31,461   30,589
Operating Revenues ($000)
  Residential sales             16,540   14,772   16,597   14,578   13,945
  Commercial sales               9,788    8,673    9,663    8,269    7,651
  Industrial sales               1,483    1,248    1,671    1,383    1,188
  On-system transportation       2,913    2,588    2,310    2,451    2,348
  Off-system transportation        418      461      623      836    1,342
  Subsidiary sales               5,297    3,959    3,755    3,532    2,580
  Other                            137      143      228      172      147
          Total                 36,576   31,844   34,847   31,221   29,201
System Throughput (Million Cu. Ft.)
  Residential sales              2,741    2,173    2,511    2,341    2,202
  Commercial sales               1,673    1,328    1,506    1,368    1,235
  Industrial sales                 291      223      316      281      229
          Total retail sales     4,705    3,724    4,333    3,990    3,666
  On-system transportation       2,570    2,390    2,186    2,248    2,061
  Off-system transportation      1,134    1,452    1,997    2,668    4,580
          Total                  8,409    7,566    8,516    8,906   10,307

Average Annual Consumption Per
  End of Period
  Residential Customer
   (Thousand Cu. Ft.)               92       75        90      86       83
Lexington, Kentucky Degree Days
  Actual                         5,266    4,217     4,999   4,676    4,370
  Percent of 30 year average
   (4,712)                       111.8     89.5     106.1    99.2     92.7
Average Revenue Per Mcf
   Sold at Retail ($)             5.91     6.63      6.44    6.07     6.21
Average Gas Cost Per Mcf
  Sold at Retail ($)              2.81     3.37      3.34    2.90     3.01



Directors & Officers

Board of Directors

Donald R. Crowe (a)
Senior Analyst
Kentucky Department of Insurance
Lexington, Kentucky

Jane Hylton Green (c)
Retired Vice President-
Human Resources and
Corporate Secretary

Billy Joe Hall (a)(b)
Investment Broker
LPL Financial Services
Mount Sterling, Kentucky

Glenn R. Jennings (d)
President and Chief Executive Officer

Harrison D. Peet (d)
Chairman of the Board
Retired President
and Chief Executive Officer

Virgil E. Scott (b)(c)
Retired Vice President-
Administration

Henry C. Thompson (b)(c)
President
Triple Land Co., Inc.
(land development and real estate)
Retired President
Henry Thompson Construction Co., Inc. both of Nicholasville, Kentucky

Arthur E. Walker, Jr. (a)(d)
President
The Walker Company
(general and highway construction)
Mount Sterling, Kentucky

Directors Emeriti

Roger A. Byron
John D. Harrison



Officers

Johnny L. Caudill
Vice President-
Administration and Customer Service

John F. Hall
Vice President-
Finance, Secretary and Treasurer

Robert C. Hazelrigg
Vice President-
Public and Consumer Affairs

Alan L. Heath
Vice President-
Operations and Engineering

Glenn R. Jennings
President and Chief Executive Officer

(a) Member of Nominating Committee
(b) Member of Compensation Committee
(c) Member of Audit Committee
(d) Member of Executive Committee




Corporate Information

Shareholders' Inquiries

Communications regarding stock transfer requirements, lost certificates, changes of address or other items may be directed to the Transfer Agent and Registrar. Communications regarding dividends, the above items or any other shareholder inquiries may be directed to Investor Relations, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, Kentucky 40391.


Independent Public Accountants

Arthur Andersen LLP
2300 Meidinger Tower
The Louisville Galleria
Louisville, Kentucky  40202


Disbursement Agent, Transfer Agent and Registrar for Common Shares

FifthThird Bank
38 Fountain Square Plaza
Cincinnati, Ohio  45202


Trustee and Interest Paying Agents for Debentures
6 5/8% due 2023; 9% due 2011

Corporate Trust Bank One
235 W. Schrock Rd.
Westerville, Ohio  43081

8.3% due 2026

Fifth Third Bank
38 Fountain Square Plaza
Cincinnati, Ohio 45202


Dividend Reinvestment and Stock Purchase Plan Administrator and Agent

Fifth Third Bank
38 Fountain Square Plaza
Cincinnati, Ohio  45202



1996 Annual Report
This annual report and the financial statements contained herein are submitted to the shareholders of the Company for their general information and not in connection with any sale or offer to sell, or solicitation of any offer to buy, any securities.


1996 Annual Meeting

The annual meeting of shareholders of the Company will be held at the General Office of the Company in Winchester, Kentucky on November 21, 1996, at
10:00 a.m.   Proxies for the annual meeting will be requested from
shareholders when notice of meeting, proxy statement and form of proxy are mailed on or about October 13, 1996.


SEC Form 10-K

A copy of Delta's most recent annual report on SEC Form 10-K is available, without charge, upon written request to John F. Hall, Vice President_ Finance, Secretary and Treasurer, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, Kentucky 40391.


Dividend Reinvestment and Stock Purchase Plan

This plan provides shareholders of record with a convenient way to acquire additional shares of the Company's common stock without paying brokerage fees. Participants may reinvest their dividends and make optional cash payments to acquire additional shares. Fifth Third Bank administers the Plan and is the agent for the participants. For more information, inquiries may be directed to Investor Relations, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, Kentucky 40391.